Exhibit 10.12

Summary Description of the Compensation of

Non-Employee Directors of TETRA Technologies, Inc.

Set forth below is a summary of the compensation arrangements for directors who are not officers or employees of TETRA Technologies, Inc. (Non-Employee Directors) for 2007. Directors who are also officers or employees of TETRA Technologies, Inc. (the Company) do not receive any compensation for duties performed as Directors.

Director Fees. Each Non-Employee Director other than Ralph S. Cunningham, the Company’s Chairman of the Board, receives the following cash compensation:

• An monthly cash retainer of $2,187.50.

• A meeting fee of $1,000 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee and Nominating and Corporate Governance Committee each receive a meeting fee of $1,000 for each committee meeting attended.

An additional annual cash retainer of $2,000 is paid to the chairmen of the Management and Compensation Committee and the Nominating and Corporate Governance Committee.

Additional annual cash retainers are paid to (i) the chairman of the Audit Committee ($3,000), (ii) the immediate past chairman of the Audit Committee ($1,500), and (iii) Mr. White ($1,500), who is a member of the Audit Committee, for his review of the Company’s oil and gas reserve reports in his capacity as a member of the Audit Committee.

All additional cash retainer amounts are payable in quarterly installments. All meeting fees are payable on the date of the meeting.

Mr. Cunningham receives a monthly cash retainer of $6,250 but receives no additional cash compensation for meetings attended.

Equity Compensation. Each Non-Employee Director is eligible to receive equity awards under the Company’s 2006 Equity Incentive Compensation Plan. On January 8, 2007, each of the Non-Employee Directors received an option to purchase 15,000 shares of the Company’s common stock at an exercise price of $22.62 per share. One-twelfth of the shares vested on the date of grant. The remaining shares will vest in equal monthly installments commencing one month after the date of grant, to become fully vested on December 8, 2007.

Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company). Additionally, Non Employee Directors traveling from out of state to Board or committee meetings receive a $750 travel stipend.